ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

KMRB ACQUISITION CORP.

Document Number P11000070398

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of KMRB ACQUISITION CORP. a Florida corporation, hereby certifies that the following Amendment to the Corporation’s Articles of Incorporation has been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on July 16, 2015 with each director of the Company waiving notice of the meeting.

ARTICLE

Corporate Name

The name of this corporation is Aroga Holding Corp (the “Corporation”).

The amendment was adopted by the shareholders and approved by the Board of Directors.  The number of votes cast for the amendment was sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date:

July 20, 2015

KMRB ACQUISITION CORP.

/s/ Brian Kistler

____________________________________

Brian Kistler

Chairman of the Board of Directors